UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2007

NEXITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51273	63-0523669
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Blue Lake Drive, Suite 330 Birmingham, Alabama	35243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 298-6391

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensation Plans

On June 20, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Nexity Financial Corporation approved the 2007 Annual Bonus Plan (the “Plan”). The Plan contemplates annual cash bonuses for three executive officers, Greg L. Lee, David E. Long, and John J. Moran (the “Executives”) if certain financial goals are attained.

The Plan sets a maximum award of 12% of pre-tax income and an allocation of the award of 40% to Mr. Lee, 30% to Mr. Long, and 30% to Mr. Moran. The Plan also sets 5 criteria for the award, each with a weighting percentage, and a range of acceptable performance within each of the criteria that would award the Executives from 0% for below the range results to 100% for exceeding the specified range. If performance results achieved are between the ranges of acceptable performance, the award will be determined ratably for each criterion.

The 5 criteria for the award are listed below with the assigned weighting and the acceptable range of performance:

Criteria	Weighting	Range of Acceptable Performance
Earnings Per Share	25%	$0.60 to $0.74
Return on Equity	25%	8.00% to 10.00%
Net Charge-Off Ratio	15%	0.00% to 0.50%
NPA/TA Ratio	15%	0.00% to 1.00%
Asset Growth	20%	10.00% to 20.00%

Awards under the Plan will be paid in cash to the Executives as soon as practicable following the close of each fiscal year; however, no payment will be made until the awards have been reviewed and approved by the Committee. The Plan may be amended or discontinued at any time at the election of the Committee, provided that no amendment or discontinuation will reduce the rights of the Executives during a current fiscal year.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: June 20, 2007

NEXITY FINANCIAL CORPORATION

/s/ John J. Moran
By:	John J. Moran
Its:	Executive Vice President and
Chief Financial Officer

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